Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

October 21, 2010

YRC Worldwide Renews Asset-Backed Securitization Facility

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCWD) today announced an amendment to renew its asset-backed securitization facility (‘ABS’).

“We appreciate the continued support of our ABS lenders as demonstrated by the early renewal of this important 364-day accounts receivable borrowing facility,” said Sheila Taylor, Executive Vice President and CFO of YRC Worldwide.

•	The amended ABS has a facility commitment of $325 million as compared to the company’s usage of $195 million at September 30, 2010.

•	New maturity date is October 19, 2011, subject to ratification and the continued effectiveness of the company’s previously announced tentative labor agreement.

•	Payment of previously deferred interest and fees of approximately $13 million was paid upon renewal.

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Payment of the previously negotiated $10 million commitment fee is now payable in two installments of $5 million on March 1, 2011 and $5 million on April 30, 2011. An incremental commitment fee of $5 million is payable on June 30, 2011 for a total commitment fee of $15 million. In addition, the interest rate and letter of credit fee increase by 1%, and the program and administrative fees increase by 0.5%, both on April 30, 2011 and June 30, 2011.

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Subsequent to October 20, 2010 the payment of most of the ABS interest and fees will continue to be deferred until March 1, 2011. At that date the estimated deferred amount of approximately $4 million would be payable to the lenders. After March 1, 2011, the company will begin to make cash payments of all ABS interest and fees.

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If the company replaces the ABS facility prior to March 1, 2011, then payment of the above $15 million commitment fee and the accrued portion of the above estimated $4 million of deferred interest and fees will be waived. If the company replaces the ABS facility between March 1, 2011 and prior to April 30, 2011, then $10 million of the $15 million commitment fee will be waived, and if the ABS facility is replaced between April 30, 2011 and prior to June 30, 2011, then $5 million of the $15 million commitment fee will be waived.

“As part of our comprehensive recovery plan we intend to seek a replacement facility with an enhanced long-term structure designed to significantly increase our advance rate,” said Taylor. “In the interim, our ABS lenders have provided the flexibility we need to support our current business levels with attractive refinancing incentives as we progress through 2011.”

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimated,” “intends” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (among others) our ability to generate sufficient cash flows and liquidity to fund operations, which raises substantial doubt about our ability to continue as a going concern, inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation) the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the SEC.

The company’s expectations regarding deferred interest and fees under the ABS are only its expectations regarding this matter. Actual interest and fees that are deferred could differ based on a number of factors, including (among others) the company’s expected borrowings under the ABS, which is affected by revenue and profitability results and the factors that affect revenue and profitability results (including the risk factors described above), and the company’s ability to continue to defer the payment of interest and fees pursuant to the terms of the ABS.

The company’s expectations regarding its ability to replace the ABS with a new facility are only its expectations regarding this matter. Whether the company is able to replace the ABS is dependent upon a number of factors including (among others) the company reaching agreement with interested lenders and closing such transaction on negotiated terms and conditions.

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About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is a leading provider of transportation and global logistics services. It is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, Reddaway, Holland and New Penn, and provides China-based services through its Jiayu and JHJ joint ventures. YRC Worldwide has the largest, most comprehensive network in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Investor Contact:	Paul Liljegren
913-696-6108
paul.liljegren@yrcw.com

Media Contact:	Suzanne Dawson
Linden, Alschuler & Kaplan
212-329-1420
sdawson@lakpr.com

Web site: www.yrcw.com

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide